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                                                                     EXHIBIT 5.1


         OPINION (AND CONSENT) OF PAUL, HASTINGS, JANOFSKY & WALKER LLP
         --------------------------------------------------------------

                               November 12, 2004

Outdoor Channel Holdings, Inc.
43445 Business Park Drive, Suite 113
Temecula, California  92590

Re: Outdoor Channel Holdings, Inc. Non-Statutory Stock Option Plan and Agreement

Ladies and Gentlemen:

         We are furnishing this opinion of counsel to Outdoor Channel Holdings, Inc., a Delaware corporation (the "Company"), for filing as Exhibit 5.1 to the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 437,500 shares (the "Plan Shares") of the Company's Common Stock, $0.001 par value per share ("Common Stock") to be issued pursuant to the Outdoor Channel Holdings, Inc. Non-Statutory Stock Option Plan and Agreement, dated as of November 13, 2003, by and between the Company and William A. Owen (the "Option Plan").

         In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, the Company's Bylaws, and the originals or copies certified to our satisfaction of such board resolutions, stockholder meeting minutes, documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness, authenticity and completeness of all documents submitted to us as copies thereof, the legal capacity of all individuals executing documents, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion are true and correct. We have also assumed that, at the time the Plan Shares are issued, the Company will have sufficient authorized and unissued shares of Common Stock. As to all questions of fact material to this opinion, we have relied without independent investigation upon certificates or comparable documents of officers and representatives of the Company.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Plan Shares that may be issued and sold pursuant to the Option Plan, when issued and sold in accordance with the Option Plan (including the Company's receipt of the full purchase price therefore), will be duly authorized, validly issued, fully paid and non-assessable.

         Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof).

         We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent.


                               Respectfully submitted,

                               /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP